Exhibit 99.1

Alpine Immune Sciences Provides Corporate Update and Reports Fourth Quarter and Full Year 2022 Financial Results

•RUBY-3, a basket study of povetacicept in autoimmune glomerulonephritis, has initiated patient enrollment; RUBY-4, a basket study of povetacicept in autoimmune cytopenias, targets initiation in Q2 2023

•Initial data from both basket studies are anticipated by the end of 2023

SEATTLE, Washington., - March 23, 2023 - Alpine Immune Sciences, Inc. (NASDAQ: ALPN), a leading clinical-stage immunotherapy company focused on developing innovative treatments for autoimmune and inflammatory diseases, today provided a corporate update and reported financial results for the fourth quarter ended December 31, 2022.
“With the recent initiation of the RUBY-3 study in autoimmune glomerulonephritis and the imminent initiation of the RUBY-4 study in autoimmune cytopenias, 2023 is on track to be a pivotal year for Alpine and povetacicept, a potential best-in-class dual BAFF/APRIL inhibitor which we are developing for multiple autoantibody-related diseases. We look forward to sharing updates on both studies anticipated by the end of the year,” said Mitchell H. Gold, MD, Executive Chairman and Chief Executive Officer of Alpine. “Our strong balance sheet and povetacicept’s promising preclinical and phase 1 healthy volunteer data, in addition to a convenient once every four-week subcutaneous dosing regimen, enables us to advance a robust development plan which has the potential to bring a meaningful new therapeutic option for patients living with multiple different autoimmune or inflammatory diseases.”
“We are thrilled to be part of povetacicept’s RUBY-3 study for autoimmune glomerulonephritis, especially IgA nephropathy. Povetacicept looks to be the first true dual inhibitor of both the BAFF and APRIL cytokines with the added potential advantage of its unique, convenient dose regimen of subcutaneous administration every four weeks,” said James Tumlin, MD, Founder and Medical Director of the NephroNet Clinical Trials Consortium, Professor of Medicine at Emory University School of Medicine, and principal investigator for the RUBY-3 study. “Our site has had a strong patient interest in participating in this trial given the significant unmet need for glomerulonephritis which can lead to renal failure and the need for dialysis or transplantation if untreated. We look forward to continuing to work with the Alpine team to study povetacicept’s potential to be an important new and potent disease-modifying therapy.”
Fourth Quarter 2022 and Recent Pipeline and Corporate Updates
Povetacicept (ALPN-303)
•RUBY-3, an open-label basket study in autoimmune glomerulonephritis, including IgA nephropathy, lupus nephritis and primary membranous nephropathy, recently initiated enrollment.
•RUBY-4, an open-label basket study in autoimmune cytopenias, including immune thrombocytopenia, warm autoimmune hemolytic anemia, and cold agglutinin disease, is anticipated to begin enrollment in the second quarter.
•The Company plans to launch RUBY-2, a placebo-controlled, dose-ranging, randomized phase 2 study in systemic lupus erythematosus in mid-2024, based on enabling data from the RUBY-3 and RUBY-4 studies.
•Key preclinical data on povetacicept -- demonstrating differentiation from wild-type TACI-Igs, BAFF- or APRIL-only inhibitors and anti-CD20 depletion, as well as efficacy in mouse models of lupus -- were published in the peer-reviewed journal Arthritis & Rheumatology.
•The Company presented multiple oral and poster presentations on povetacicept at recent scientific conferences, including an ePoster and oral presentation at the American Academy of Dermatology Annual Meeting on March 18th.
Corporate
•The Company recently announced that it had entered into a strategic collaboration with Truveta to use Truveta Studio to help rapidly identify and enroll participants in Alpine’s clinical studies for povetacicept, including the RUBY-3 study in autoimmune glomerulonephritis and RUBY-4 study in autoimmune cytopenias. Truveta’s databases are updated daily from its 28 health system members which include more than 20,000 clinics and 700 hospitals from all 50 states and represent 16% of the covered lives in the United States.
•The Company ended the year with $273.4 million in cash, cash equivalents, restricted cash, and investments as of December 31, 2022, which the Company anticipates should be sufficient to fund its planned operations through 2025.

Fourth Quarter and Full Year 2022 Financial Results
As of December 31, 2022, Alpine’s cash, cash equivalents, restricted cash and investments totaled $273.4 million. The Company recorded net losses of $57.8 million and $50.3 million for the years ended December 31, 2022 and 2021, respectively.
Collaboration revenue for the quarter ended December 31, 2022 was $2.8 million compared to $4.5 million for the quarter ended December 31, 2021. The decrease primarily relates to lower revenue recognized under our collaboration with AbbVie, partially offset by revenue recognized for services performed in connection with our collaboration with Horizon, which was executed in late 2021.
Research and development expenses for the quarter ended December 31, 2022 were $18.8 million compared to $15.4 million for the quarter ended December 31, 2021. The increase was primarily attributable to higher personnel-related expenses due to increased headcount to support our ongoing and planned clinical development programs.
General and administrative expenses for the quarter ended December 31, 2022 were $4.4 million compared to $4.5 million for the quarter ended December 31, 2021.
The Company recorded net losses of $18.9 million and $15.2 million for the quarters ended December 31, 2022 and 2021, respectively.
Conference Call and Webcast Information
The link to the webcast will be available in the investor relations section of the Company’s website at https://ir.alpineimmunesciences.com/events and a replay will be available on the Company's website for 90 days following the live event.
About Povetacicept (ALPN-303)
Povetacicept (ALPN-303) is a dual antagonist of the BAFF (B cell activating factor) and APRIL (a proliferation inducing ligand) cytokines, which play key roles in the activation and survival of B cells, particularly antibody-secreting cells. Based upon an engineered TACI (transmembrane activator and CAML interactor) domain, povetacicept exhibits greater potency in preclinical studies versus wild-type TACI-based comparators, as well as other inhibitors of BAFF and/or APRIL alone. Povetacicept is in development for multiple B cell and/or autoantibody-related diseases, such as systemic lupus erythematosus, autoimmune glomerulonephritis, and autoimmune cytopenias.
About Alpine Immune Sciences
Alpine Immune Sciences is committed to leading a new wave of immune therapeutics. With world-class research and development capabilities, a highly productive scientific platform, and a proven management team, Alpine is seeking to create first- or best-in-class multifunctional immunotherapies via unique protein engineering technologies to improve patients’ lives. Alpine has entered into strategic collaborations with leading global biopharmaceutical companies and has a diverse pipeline of clinical and preclinical candidates in development. For more information, visit www.alpineimmunesciences.com. Follow @AlpineImmuneSci on Twitter and LinkedIn.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not based on historical fact and include statements regarding our platform technology and potential therapies; the timing of and results from clinical trials and preclinical development activities; clinical and regulatory objectives and the timing thereof; expectations regarding the sufficiency of cash, cash equivalents, restricted cash, and investments to fund our planned operations through 2025; the potential efficacy, safety profile, future development plans, addressable market, regulatory success, and commercial potential of our product candidates; our ability to achieve additional milestones in our collaborations and proprietary programs; the progress and potential of our ongoing development programs; the timing of our public presentations and potential publication of future clinical data; the efficacy of our clinical trial designs; anticipated enrollment in our clinical trials and the timing thereof; expectations regarding our ongoing collaborations; and our ability to successfully develop and achieve milestones in our development programs. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “intend,” and other similar expressions, among others. These forward-looking statements are based on current assumptions that involve risks, uncertainties, and other factors that may cause actual results, events, or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: clinical trials may not demonstrate safety and efficacy of any of our product candidates; our ongoing discovery and preclinical efforts may not yield additional product candidates; our discovery-stage and preclinical programs may not advance into the clinic or result in approved products; any of our product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; we may not achieve additional milestones in our proprietary or partnered programs; the impact of competition; adverse conditions in the general domestic and global economic markets; the impact of the COVID-19 pandemic on our business, research and clinical development plans and timelines and results of operations, including the impact on our clinical trial sites, collaborators, and contractors who act for or on our behalf, may be more severe and prolonged than currently anticipated; as well as the other risks identified in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof and we undertake no obligation to update forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.

"Synergy," and the Alpine logo are registered trademarks or trademarks of Alpine Immune Sciences, Inc. in various jurisdictions.

Alpine Immune Sciences, Inc.
Selected Consolidated Balance Sheet Data
(In thousands)
	December 31, 2022	December 31, 2021

Cash and cash equivalents	$13,376	$67,907
Short-term investments	224,265	94,396
Total current assets	240,993	192,013
Long-term investments	35,481	52,866
Total assets	286,686	255,900
Total current liabilities	57,996	69,778
Total stockholders’ equity	179,420	120,903
Total liabilities and stockholders’ equity	286,686	255,900

Consolidated Statement of Operations and Comprehensive Income (Loss) Data
(In thousands, except share and per share amounts)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
	(unaudited)
Collaboration revenue	$2,776	$4,530	$30,064	$23,443
Operating expenses:
Research and development	18,756	15,362	70,243	58,742
General and administrative	4,389	4,544	17,968	14,560
Total operating expenses	23,145	19,906	88,211	73,302
Loss from operations	(20,369)	(15,376)	(58,147)	(49,859)
Other income (expense):
Interest income	2,165	93	3,288	259
Interest expense	(87)	(178)	(476)	(816)
Other, net	(25)	(4)	(97)	(4)
Loss before taxes	(18,316)	(15,465)	(55,432)	(50,420)
Income tax benefit (expense)	(548)	298	(2,330)	87
Net loss	$(18,864)	$(15,167)	$(57,762)	$(50,333)
Comprehensive income (loss):
Unrealized gain (loss) on investments	484	(237)	(901)	(238)
Unrealized gain (loss) on foreign currency translation	64	(51)	53	(88)
Comprehensive loss	$(18,316)	$(15,455)	$(58,610)	$(50,659)
Weighted-average shares used to compute basic and diluted net loss per share	45,882,437	29,354,961	33,435,280	25,476,889
Basic and diluted net loss per share	$(0.41)	$(0.52)	$(1.73)	$(1.98)
Source: Alpine Immune Sciences, Inc.

Investor and Media Contact:
Temre Johnson
Alpine Immune Sciences, Inc.
ir@alpineimmunesciences.com